Exhibit 5.1

OPINION OF

KUNZMAN & BOLLINGER, INC.

AS TO THE LEGALITY OF

THE UNITS

Kunzman & Bollinger, Inc.

ATTORNEYS-AT-LAW

5100 N. BROOKLINE, SUITE 600

OKLAHOMA CITY, OKLAHOMA 73112

Telephone (405) 942-3501

Fax (405) 942-3527

May 5, 2014

American Energy Capital Partners GP, LLC

405 Park Avenue

New York, New York 10022

RE:	American Energy Capital Partners, LP

Gentlemen:

You have requested our opinion on certain issues pertaining American Energy Capital Partners, LP (the “Partnership”), which is a limited partnership formed under the Limited Partnership Laws of Delaware. American Energy Capital Partners GP, LLC, a Delaware limited liability company, will be the General Partner of the Partnership.

Basis of Opinion

Our opinion is based on our review of a certain Registration Statement on Form S-1 and all amendments thereto, including any pre-effective or post-effective amendments, for the Partnership (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”), including the Prospectus and the Form of Partnership Agreement for American Energy Capital Partners, LP (the “Partnership Agreement”), the Form of Subscription Agreement and the Form of Management Agreement with AECP Management, LLC, an Oklahoma limited liability company, contained therein, and on our review of such other documents and records as we have deemed necessary to review for purposes of rendering our opinion. As to various questions of fact material to our opinion which we have not independently verified, we have relied on certain representations made to us by officers and directors of the General Partner.

In rendering the opinion herein provided, we have assumed each subscriber has paid the consideration specified in the subscriber’s Subscription Agreement and the due execution and delivery of all relevant documents by all parties thereto.

Opinion

Based on the foregoing, we are of the opinion that:

The Common Units, when issued and sold in accordance with the Registration Statement, as amended at the time it becomes effective with the Commission, in accordance with Delaware law, and when issued against payment for the Common Units as contemplated by the Prospectus and the Partnership Agreement, will be validly issued and fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Prospectus included in the Registration Statement.

Yours very truly,

/s/ Kunzman & Bollinger, Inc.

KUNZMAN & BOLLINGER, INC.